Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 17, 2012, with respect to the consolidated financial statement of Resource Real Estate Opportunity REIT II, Inc. (a Maryland Corporation in the Development Stage) which is included in this Registration Statement and Prospectus on Form S-11. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

October 17, 2012